Issuer Free Writing Prospectus dated November 13, 2017

Relating to Preliminary Prospectus dated November 9, 2017

Filed Pursuant to Rule 433

Registration No. 333-221461

Acushnet Holdings Corp. Announces Offering of Common Stock by Selling Shareholder

Fairhaven, MA — November 13, 2017 — Acushnet Holdings Corp. (NYSE: GOLF) (“Acushnet”) today announced the commencement of an offering of 8,332,311 shares of its common stock by investment funds affiliated with Mirae Asset Global Investments Co. Ltd. (the “Selling Shareholder”). The Selling Shareholder intends to grant the underwriters in the offering a 30-day option to purchase up to an additional 833,231 shares of common stock from the Selling Shareholder. Acushnet is not selling any shares of common stock in this offering and will not receive any proceeds from the sale of the shares of common stock by the Selling Shareholder.

Morgan Stanley and Nomura are acting as joint book-running managers for the offering. Morgan Stanley and Nomura propose to offer the shares of common stock to the public at a fixed price, which may be changed at any time without notice.

Acushnet’s common stock is listed on The New York Stock Exchange (the “NYSE”) under the symbol “GOLF.” The last reported sale price of Acushnet’s common stock on the NYSE on November 10, 2017 was $19.22 per share.

In connection with the proposed offering, Acushnet, each of Acushnet’s directors and executive officers, the Selling Shareholder, and Acushnet’s controlling shareholder Magnus Holdings Co. Ltd. will enter into customary lock-up arrangements for a period of 30 days after the date of the prospectus to which this offering relates, subject to certain exceptions. Morgan Stanley and Nomura, in their sole discretion, may release the common stock and other securities subject to such lock-up arrangements in whole or in part at any time.

Acushnet has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates but such registration statement has not yet become effective. Before you invest, you should read the prospectus in that registration statement and other documents Acushnet has filed with the SEC for more complete information about Acushnet, the Selling Shareholder and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, a copy of the preliminary prospectus relating to the offering may also be obtained from the office of Morgan Stanley, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 or Nomura, Attention: Equity Syndicate, Worldwide Plaza, 309 West 49th Street, 5th Floor, New York, NY 10019-7316, or by telephone at (212) 667-9562.

The information included herein relates only to this offering and updates, and should be read together with, the preliminary prospectus dated November 9, 2017, included in the registration statement on Form S-1 (File No. 333-221461), which may be accessed on the SEC website at http://www.sec.gov as follows (or if such address has changed, by reviewing Acushnet’s filings for the relevant date on the SEC web site): https://www.sec.gov/Archives/edgar/data/1672013/000104746917006943/a2233705zs-1.htm

These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements, including the fact that an offering will take place. These forward-looking statements are based on current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond Acushnet’s control. Any forward-looking statement in this release speaks only as of the date of this release. Acushnet undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Acushnet Holdings Corp.

We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf — Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands.

Media contact:

AcushnetPR@icrinc.com

Investor Contact:

IR@AcushnetGolf.com